Exhibit 99.1

                   BELO REPORTS RESULTS FOR THIRD QUARTER 2005

    DALLAS, Oct. 20 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.20 for the third quarter of 2005 compared to net earnings per share of $0.10 in the third quarter of 2004. The Company estimates the impact of Hurricane Katrina on its CBS affiliate in New Orleans, WWL-TV, and, to a lesser extent, Hurricane Rita on its CBS affiliate in Houston, KHOU-TV, to be $0.04 for the third quarter of 2005, with lost revenues of approximately $3.0 million and incremental expense of approximately $4.1 million. The third quarter of 2004 included three special charges totaling $0.22 per share: a charge related to the circulation overstatement at The Dallas Morning News of $0.13; a charge related to discontinuing the Belo/Time Warner cable news joint ventures of $0.06, and a charge for severance costs resulting from the Company-wide reduction-in-force of $0.03.

    Belo's consolidated revenue for the third quarter increased 4.4 percent and operating expenses increased 3.4 percent versus the third quarter of the prior year. Consolidated EBITDA increased 28 percent and operating earnings improved
10.6 percent compared to the third quarter of 2004.

    In the third quarter of 2005, had Belo expensed stock options, pro forma net earnings per share would have been $0.18 compared to the $0.20 reported today. Pro forma net earnings per share in the third quarter of 2004 would have been $0.08 compared to the reported net earnings per share of $0.10. The Company currently plans to begin expensing stock options in accordance with the new accounting rules in the first quarter of 2006.

    Third Quarter in Review
    Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Belo finished with a solid financial performance despite the unanticipated challenges of the third quarter. Our progress is made possible by the quality of content we continue to create across all of Belo's operating companies. The Newspaper Group had strong advertising revenue increases at both The Providence Journal and The Press-Enterprise, complemented by an increase at The Dallas Morning News, and the Television Group performed well relative to its peers."

    Television Group revenue decreased 6.6 percent in the third quarter, which included a $3.5 million increase in network compensation due to an adjustment of previously deferred revenues and the $3.0 million in lost revenue related to the hurricanes. Spot revenue decreased 9.2 percent while spot revenues before political and Olympics revenues increased 4.3 percent. Local revenue was down
3.9 percent and national revenue was up slightly. Political revenues were $1.5 million in the third quarter of 2005 compared to more than $22 million of combined political and Olympics revenue in the third quarter of 2004. Advertising revenues from Belo's Television Group Web sites were $3.2 million in the third quarter of 2005, a 42 percent increase versus the prior year.

    Television Group operating expenses increased 3.9 percent in the third quarter, including incremental expense related to the hurricanes. Programming expense decreased almost six percent in the third quarter. The Company has insurance coverage, including business interruption insurance, which is expected to mitigate near-term financial impacts related to the hurricanes, and is working aggressively with its insurance broker on the claim. Segment EBITDA for the Television Group decreased 21 percent in the third quarter and earnings from operations decreased 25 percent.

    Third quarter total revenue comparisons for the Newspaper Group were affected by a $19.6 million reduction of revenue in the third quarter of 2004 related to the circulation overstatement at The Dallas Morning News and by approximately $3.8 million of incremental revenue in the third quarter of 2005 associated with implementing the Circulation Review Team ("CRT") initiatives at The Morning News. The implementation of the CRT's initiatives results in an increase in circulation revenue and operating expenses primarily related to the move from a buy-sell arrangement with independent contractors to a fee-for-delivery distribution system. Advertising revenue comparisons were not affected by these items.

    Newspaper Group total revenues increased 16 percent in the third quarter of 2005. Advertising revenues increased four percent compared to the third quarter of 2004 with a two percent increase at The Dallas Morning News, a nine percent increase at The Providence Journal and a 5.4 percent increase at The Press-Enterprise. Excluding classified automotive, which was down 13 percent, advertising revenues would have increased about six percent. Advertising revenues associated with the Newspaper Group's Web sites were $7.8 million in the third quarter of 2005, an increase of 55 percent versus the prior year.

    Retail increased one percent and general revenues increased 14 percent in the third quarter. Retail was up in Dallas and Providence but soft at The Press-Enterprise. The growth in general revenues was led by a 20 percent increase in Dallas. Classified revenues were up 4.7 percent in the third quarter with a 14 percent increase in classified real estate revenue and an 11 percent increase in classified employment revenue.

    The Newspaper Group's new products, principally Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise in Riverside, grew impressively in the third quarter, generating $4.2 million of revenue, a 41 percent increase over revenue of $2.9 million in the third quarter of 2004. Expenses associated with the new products increased from $4.3 million in the third quarter of 2004 to $4.5 million in the third quarter of 2005. Loss from operations related to these new products was $345,000 in the third quarter of 2005 versus a $1.4 million loss in the third quarter of 2004.

    Newspaper Group operating expenses increased 6.9 percent versus the third quarter of 2004 including $5.1 million in planned incremental expenses related to the previously noted CRT initiatives implemented at The Dallas Morning News and $2.9 million related to advertising and promotion initiatives, primarily at The Dallas Morning News. Excluding these incremental expenses, Newspaper Group operating costs would have increased about 2.1 percent. Newsprint expense increased 11 percent with a like increase in net cost per ton and flat consumption. Newspaper Group segment EBITDA and earnings from operations increased 77 percent and 155 percent, respectively, in the third quarter.

    Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News ("TXCN"), decreased 24 percent and expenses decreased 31 percent in the third quarter of 2005 due to the refinement of TXCN's operations and programming. TXCN's contribution to Other segment EBITDA improved by $476,000 in the third quarter of 2005. Total Other segment EBITDA increased to $785,000 in the third quarter of 2005 from $382,000 in the third quarter of 2004. Earnings from operations for this segment also improved significantly in the third quarter to $194,000 compared with a loss of $248,000 in the third quarter of last year.

    Corporate operating expenses decreased 19 percent as compared to the third quarter of 2004 which included expenses related to the special charges previously noted. Excluding the expenses related to special charges, corporate operating expense increased 5.3 percent in the third quarter due primarily to the allocation to the Corporate segment of interactive media expenses previously included in the Interactive Media segment.

    Belo's total depreciation and amortization expense increased 1.4 percent in the third quarter of 2005 compared with the third quarter of 2004. Other income (expense), net improved significantly in the third quarter of 2005 due to the discontinuation in July 2004 of the cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio, including the associated special charge.

    Long-term debt at September 30, 2005, was $1.18 billion, up $8 million from December 31, 2004. Capital spending in the third quarter was $11.8 million. The Company repurchased 2.3 million shares in the third quarter for a total of $56 million. Through September 30, the Company has repurchased 4.6 million shares,
3.8 million shares more than stock options exercised. For 2005 as a whole, the Company expects to repurchase five to six million more shares than the number of options exercised for a total of six to seven million shares. Interest expense increased $984,000, or 4.4 percent, in the third quarter. Belo's leverage ratio, as defined in the Company's bank agreement, was 2.7 times at September 30, 2005.

    Non-GAAP Financial Measures
    A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

    Circulation Update
    For the six months ended September 30, 2005, The Dallas Morning News expects to be at or near its circulation goal announced at the Mid-Year Media Review of down approximately three percent daily and approximately two percent Sunday versus the March 2005 circulation figures, primarily reflecting normal seasonal trends from March to September. Versus September 2004, the decline should be about seven percent both daily and Sunday. As noted at the Mid-Year Media Review, the decline from September 2004 to September 2005 is principally a result of the significant disruption to circulation processes at The Morning News since September 2004 as The News implements a best practices circulation system. When the audit of these September 2005 figures is completed and released by the Audit Bureau of Circulations, it will provide the second and final benchmark for circulation at The Morning News. We will gauge the newspaper's future circulation performance from these two benchmarks - the March 2005 and September 2005 audits.

    To build circulation and advertising revenues, The Dallas Morning News launched major changes to the newspaper's content and format in the third quarter, and began promoting The Morning News heavily through one of the most aggressive and broad-based marketing campaigns in the newspaper's history. The dual goals are to achieve circulation sales momentum and increase the appeal of the newspaper to younger audiences.

    At The Providence Journal, circulation is expected to be approximately two percent lower daily and Sunday for the September 2005 reporting period versus the year-earlier period. At The Press-Enterprise, circulation for the September 2005 reporting period is expected to be down less than three percent daily and about four percent Sunday as compared to the September 2004 reporting period.

    Fourth Quarter 2005 Outlook
    Regarding Belo's outlook for the fourth quarter of 2005, Dennis Williamson, senior corporate vice president and chief financial officer, said, "Our market-leading television stations are well-positioned to attract a disproportionate share of revenue in their markets in the fourth quarter despite tough comparisons due to very strong political revenue in the fourth quarter of 2004. And, advertising trends at all three of our major newspapers, including The Dallas Morning News, are encouraging.

    "Belo's Television Group generated more than $28 million of political revenue in the fourth quarter of 2004. We currently expect only about $2.3 million of political revenue in the fourth quarter of 2005. Including WWL, fourth quarter Television Group spot revenues are expected to be down in the low-double digits, with spot revenue, excluding political, up mid-single digits versus last year. Excluding WWL, spot revenues are expected to be down mid-to-high single digits with spot revenues excluding political up mid-to-high single digits versus last year. In addition, revenues associated with the Television Group's Web sites should increase from $2.9 million in the fourth quarter of 2004 to approximately $3.6 million this year.

    "We currently estimate fourth quarter revenues at WWL to be in the range of $2 million to $3 million versus WWL's fourth quarter 2005 plan of almost $11 million, which equates to an expected decline in earnings of $0.04 to $0.05 per share. Most of the incremental expenses associated with maintaining WWL's operations during and after the hurricane have ceased. As we have previously stated, our expense structure at WWL-TV will remain close to the pre-hurricane level for the foreseeable future. We expect WWL's operating costs in the fourth quarter of 2005 to be similar to the fourth quarter of 2004, or about $6.5 million.

    "Total revenue comparisons for the Newspaper Group in the fourth quarter will be affected by adding approximately $6.0 million of incremental revenue associated with implementing Morning News CRT initiatives. Advertising revenue comparisons are not affected by this item. Fourth quarter advertising revenue comparisons at The Morning News include $6.9 million of credit bank usage in the fourth quarter of 2004 associated with The Morning News' advertiser plan.

    "We currently expect Newspaper Group advertising revenues to increase in the mid-single digits in the fourth quarter with advertising revenues up mid-single digits at The Dallas Morning News and mid-to-high single digits at The Providence Journal and The Press-Enterprise.

    "The Company expects to report an increase of about five to six percent in operating costs and expenses in the fourth quarter of 2005, including $6.3 million in incremental expense related to the implementation of Dallas Morning News CRT initiatives. Similar to the third quarter, advertising and promotion expense should be significantly higher in the fourth quarter to support the incremental marketing initiatives in key Belo markets. Other sales-related costs, including direct marketing for newspaper subscription sales and television advertiser incentive costs, should also be higher. Newsprint expense is expected to increase about 15 percent with an increase of approximately 10 percent in the cost per ton coupled with a mid-single digit increase in consumption compared to the fourth quarter of 2004. Television programming expense should decrease about six percent in the fourth quarter.

    "Belo will make a $15 million pension contribution in the fourth quarter in anticipation of new legislation funding requirements expected to be implemented in 2006. This voluntary contribution will allow us to manage cash more effectively by smoothing out pension contributions over the next few years. Belo's defined benefit pension plan was closed to new participants in 2000 in favor of a defined contribution plan.

    "Belo's total depreciation and amortization expense in the fourth quarter is expected to be about two percent higher than last year. Interest expense should increase two to three percent. The effective tax rate for the fourth quarter should be about 38 percent.

    "We currently expect capital expenditures to be under $100 million in 2005, less than our previous estimate of $120 million. The new facility planned for WWL has been postponed while a design and engineering review of the new building is conducted in light of Katrina. We accelerated a number of important projects into 2005 to even out capital expenditures over the next few years. Capital expenditures are still expected to be $120 million in 2006 as projects in Riverside and at The Dallas Morning News move from the design to construction phase.

    "Based on the assumptions noted today, we currently expect our EPS for the fourth quarter of 2005 to be in the range of $0.33 to $0.36 per share, with full-year EPS in the range of $1.10 to $1.13. The reduction in our full-year EPS estimates from the previous range of $1.17 to $1.24 is primarily related to the effect of the hurricanes on New Orleans and Houston, which we currently estimate to be approximately $0.08 to $0.09 for the full-year."

    Belo will continue to provide information on operating trends in its monthly statistical reports.

    A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company's Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo's Web site. To access the listen-only conference lines, dial 1-800-230-1059. A replay line will be open from 4:30 p.m. CDT on October 20 until 11:30 p.m. CDT on October 27. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 799282.

    About Belo
    Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and al dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

    Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC") including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO

                                                  Three months ended                Nine months ended
                                                    September 30,                     September 30,
In thousands, except per share amounts      ------------------------------    ------------------------------
 (unaudited)                                    2005             2004             2005             2004
-----------------------------------------   -------------    -------------    -------------    -------------
Net Operating Revenues                      $     372,300    $     356,457    $   1,110,485    $   1,101,650

Operating Costs and Expenses
  Salaries, wages and
   employee benefits                              137,358          141,235          409,564          418,096
  Other production,
   distribution and
   operating costs                                115,085          104,303          316,405          294,671
  Newsprint, ink and
   other supplies                                  37,149           34,198          104,107          101,573
  Depreciation                                     21,612           21,244           65,858           67,655
  Amortization                                      2,087            2,119            6,293            6,357
    Total operating
     costs and
     expenses                                     313,291          303,099          902,227          888,352

    Earnings from
     operations                                    59,009           53,358          208,258          213,298

Other income and expense
  Interest expense                                (23,536)         (22,552)         (68,048)         (67,764)
  Other income
   (expense), net (1)                                 524          (11,812)           1,365          (16,630)
    Total other income
     and expense                                  (23,012)         (34,364)         (66,683)         (84,394)

Earnings
  Earnings before
   income taxes                                    35,997           18,994          141,575          128,904
  Income taxes                                     13,856            7,823           53,813           49,902

    Net earnings                            $      22,141    $      11,171    $      87,762    $      79,002

Net earnings per share
  Basic                                     $         .20    $         .10    $         .78    $         .69
  Diluted                                   $         .20    $         .10    $         .77    $         .67

Average shares outstanding
  Basic                                           111,784          114,818          113,081          115,130
  Diluted                                         113,323          116,343          114,677          117,516

Cash dividends
 declared per share                         $         .20    $         .19    $         .40    $         .38

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Consolidated Condensed Balance Sheets
BELO

                                            September 30,    December 31,
In thousands                                    2005             2004
-----------------------------------------   -------------    -------------
Assets
  Current assets
    Cash and temporary cash investments     $      33,262    $      28,610
    Accounts receivable, net                      233,185          245,077
    Other current assets                           72,815           68,806
  Total current assets                            339,262          342,493

  Property, plant and equipment, net              498,364          536,321
  Intangible assets, net                        2,584,653        2,597,026
  Other assets                                    111,923          112,160

Total assets                                $   3,534,202    $   3,588,000

Liabilities and  Shareholders' Equity
  Current liabilities
    Accounts payable                        $      58,840    $      75,860
    Accrued expenses                               98,618          100,686
    Other current liabilities                      69,025           62,065
  Total current liabilities                       226,483          238,611

  Long-term debt                                1,177,850        1,170,150
  Deferred income taxes                           443,763          451,658
  Other liabilities                               101,415           97,929
  Total shareholders' equity                    1,584,691        1,629,652

Total liabilities and
 shareholders' equity                       $   3,534,202    $   3,588,000

Industry Segment Information
BELO
In thousands (unaudited)

                                                Three months ended September 30, 2005
                           --------------------------------------------------------------------------------
                                                               Operating       Earnings       Depreciation
                                             Net Operating     Costs and      (Loss) from          and
                              EBITDA(1)        Revenues        Expenses       Operations      Amortization
                            -------------    -------------   -------------   -------------    -------------
Television
 Group                      $      57,484    $     163,477   $     116,604   $      46,873    $      10,611
Newspaper
 Group                             38,901          204,800         176,433          28,367           10,534
Other                                 785            4,023           3,829             194              591
Corporate                         (14,462)               -          16,425         (16,425)           1,963

                                             $     372,300   $     313,291   $      59,009    $      23,699

                                                Three months ended September 30, 2004
                           --------------------------------------------------------------------------------
                                                               Operating       Earnings       Depreciation
                                             Net Operating     Costs and      (Loss) from          and
                              EBITDA(1)        Revenues        Expenses       Operations      Amortization
                            -------------    -------------   -------------   -------------    -------------
Television
 Group                      $      72,864    $     174,992   $     112,183   $      62,809    $      10,055
Newspaper
 Group                             21,944          176,143         165,026          11,117           10,827
Other                                 382            5,322           5,570            (248)             630
Corporate                         (18,469)               -          20,320         (20,320)           1,851

                                             $     356,457   $     303,099   $      53,358    $      23,363

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Industry Segment Information

BELO
In thousands (unaudited)

                                                 Nine months ended September 30, 2005
                           --------------------------------------------------------------------------------
                                                               Operating       Earnings       Depreciation
                                             Net Operating     Costs and      (Loss) from          and
                              EBITDA(1)        Revenues        Expenses       Operations      Amortization
                            -------------    -------------   -------------   -------------    -------------
Television
 Group                      $     190,613    $     499,992   $     341,192   $     158,800    $      31,813
Newspaper
 Group                            132,306          598,697         498,815          99,882           32,424
Other                               2,093           11,796          11,523             273            1,820
Corporate                         (44,603)               -          50,697         (50,697)           6,094

                                             $   1,110,485   $     902,227   $     208,258    $      72,151

                                                 Nine months ended September 30, 2004
                           --------------------------------------------------------------------------------
                                                               Operating       Earnings       Depreciation
                                             Net Operating     Costs and      (Loss) from          and
                              EBITDA(1)        Revenues        Expenses       Operations      Amortization
                            -------------    -------------   -------------   -------------    -------------
Television
 Group                      $     215,590    $     520,936   $     337,481   $     183,455    $      32,135
Newspaper
 Group                            115,535          565,715         484,234          81,481           34,054
Other                                 621           14,999          16,416          (1,417)           2,038
Corporate                         (44,436)               -          50,221         (50,221)           5,785

                                             $   1,101,650   $     888,352   $     213,298    $      74,012

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Reconciliation of Consolidated EBITDA
BELO
In thousands (unaudited)

                                                  Three months ended
                                                    September 30,
                                            ------------------------------
                                                2005             2004
                                            -------------    -------------
Consolidated EBITDA (1)                     $      83,232    $      64,909
Depreciation and Amortization                     (23,699)         (23,363)
Interest Expense                                  (23,536)         (22,552)
Income Taxes                                      (13,856)          (7,823)
Net Earnings                                $      22,141    $      11,171

                                                  Nine months ended
                                                    September 30,
                                            ------------------------------
                                                2005             2004
                                            -------------    -------------
Consolidated EBITDA (1)                     $     281,774    $     270,680
Depreciation and Amortization                     (72,151)         (74,012)
Interest Expense                                  (68,048)         (67,764)
Income Taxes                                      (53,813)         (49,902)
Net Earnings                                $      87,762    $      79,002

    Note 1: The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
    Guidance as of 10/20/05

    Item                                 Guidance

    FOURTH QUARTER 2005

    Newspaper Group
    Newspaper Group advertising revenue  Expected to increase in the mid-
                                         single digits
    The Dallas Morning News advertising  Expected to increase in the revenue mid-single digits
    The Providence Journal advertising   Expected to increase in the mid-to-high
    revenue                              single digits
    The Press-Enterprise advertising     Expected to increase in the mid-to-high
    revenue                              single digits


    Television Group
    Television Group spot revenue        Expected to decrease in the low-
                                         double digits
    Spot revenue excluding political     Expected to be up mid-single digits
    Political revenue                    Approximately $2.3 million

    Other Items
    Total operating costs and expenses   Expected to increase about five to
                                         six percent
    Depreciation and amortization        Expected to be about two percent
    expense                              higher
    Interest expense                     Expected to increase two to three
                                         percent
    Effective tax rate                   Expected to be about 38 percent
    Earnings per share                   Expected to be in the range of $0.33
                                         to $0.36

    FULL-YEAR 2005
    Earnings per share                   Expected to be in the range of $1.10
                                         to $1.13